CONSULTING SERVICES AGREEMENT

This Agreement, dated this 21st day of November, 2006 between **Michael P. Wilson**, 2005 Canyon Drive. Coeur d'Alene, ID 83815 (hereinafter referred to as Consultant), and **Timberline Resources Corporation** 1100 East Lakeshore Drive #301, Coeur d'Alene, ID 83814 (hereinafter referred to as Timberline).

WITNESSETH:

WHEREAS, Consultant has certain business, financial management and accounting expertise; and

WHEREAS, Timberline wishes to engage Consultant to serve as Chief Financial Officer of Timberline on a part-time basis;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Scope of Services – Consultant shall render such services to Timberline at such times as shall be mutually agreed upon by Consultant and Timberline's Representative during the term of this Agreement. Consultant agrees to perform these services as set forth in Exhibit A, SCOPE of WORK, attached hereof and made a part hereof.

2. Term of Agreement – This Agreement will commence on the date herein and shall continue on a month to month basis. Either Consultant or Timberline may terminate this Agreement with or without cause by providing the other party a (30) thirty day written notice of termination. It is the intent of the parties to transition this agreement to an employment agreement when appropriate.

3. Authorized Representative – Representative for Timberline shall be John Swallow; and Representative for Consultant shall be Michael P. Wilson.

4. Confidentiality – Timberline and Consultant acknowledge that during the performance of service Consultant may acquire, produce or become aware of certain confidential information pertaining to Timberline. Consultant hereby agrees that during and for a period of one year from the expiration date of this Agreement to keep such matters in confidence, except what may come into the public domain through sources beyond control of Consultant, or as may be permitted in writing by Timberline, or required by law.

5. Standards of Performance – Consultant will deliver the services under this Agreement in a thorough, efficient and professional manner, promptly and with

due diligence and care, and in accordance with the standard practices in the Consultant's profession.

6. Independent Contractor – Consultant represents that he is fully experienced, properly qualified, equipped, organized, and financed to perform the work and services under this Agreement. Consultant shall act as an independent contractor, and nothing contained in this Agreement shall imply any contractual relationship of employment between Contractor and Timberline. The parties hereto recognize and agree that the Consultant, as an independent contractor, is permitted to provide similar services, as contemplated herein, to other businesses and individuals, including those in the mining exploration and/or drilling business.

7. Indemnity – Consultant agrees to indemnify and save harmless Timberline against any liabilities, arising from, or in consequence of, any negligent acts or omissions by the Consultant while performing services under the terms of this Agreement. Timberline agrees to indemnify and save harmless Consultant against any liabilities, arising from, or in consequence of, any negligent acts or omissions by Timberline while performing services under the terms of this Agreement.

8. Compensation – Timberline agrees to pay Consultant for professional services at the rate of US $75.00 per hour. Applicable and properly incurred expenses shall be reimbursed at cost. Consultant will itemize fees and expenses in a monthly invoice and Timberline will remit payment within 10 days of receiving invoice. Consultant will also receive an option to purchase 100,000 shares of the Company's common stock under the terms of the Stock Option Plan.

9. Applicable Law – For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws of the State of Idaho.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement on the 21st day of November, 2006.

TIMBERLINE	**CONSULTANT**
By: [signature]	By: [signature]
John Swallow	Michael P. Wilson
CEO - Director	Consultant

EXHIBIT A

SCOPE OF WORK

Consultant is engaged as the contract Chief Financial Officer of Timberline Resources Corporation with the following key tasks;

1 Supervision of the preparation and presentation of financial reports and accounts for public filing purposes, SEC requirements, Board of Director review and Management use working with existing Kettle and Timberline personnel.
2 Research, recommendation and implementation of internal controls of financial reporting under current and future public company requirements and implementing the recommendations of the independent outside auditors.
3 Preparation and monitoring of budgets for internal use and development of "use of proceeds" for fundraising activities.
4 Assist in the review and negotiation of banking and financing arrangements.
5 Assist in the preparation of Private Placement Memorandums and other fundraising activities in conjunction with SEC counsel, outside accountants and other Company officers.

Other tasks for Consultant may be modified upon mutual agreement between Timberline and Consultant. It is contemplated that the time requirements will initially be approximately 50 hours per month.